April 20, 2000

To the parties listed on Schedule I hereto

               Re: COPELCO CAPITAL RECEIVABLES LLC, SERIES 2000-A

Ladies and Gentlemen:

     We have acted as special tax counsel in connection with the issuance and delivery of certain lease-backed notes denominated as the Copelco Capital Receivables LLC, Lease-Backed Notes, Class A-1, Class A-2a, Class A-2b, Class 3, Class 4 Class B, Class C, Class D (collectively, the "Senior Notes"), Class E, and Class R (collectively, the "Notes"). The Notes will be issued pursuant to an indenture, dated as of April 1, 2000 (the "Indenture"), among Copelco Capital Receivables LLC , as issuer (the "Issuer"), Copelco Capital, Inc., as servicer, (in such capacity, the "Servicer"), and Manufacturers and Traders Trust Company, a New York banking corporation, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Leases and the Residual Realizations will be pledged by the Issuer to the Indenture Trustee for the benefit of the Noteholders. Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Indenture.

     As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including an executed copy of the Indenture and the exhibits attached thereto. In addition, we have relied upon certain representations and presentations of factual data provided to us by the Underwriter and Copelco regarding the economic substance of the transaction.

     In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     You have asked for our opinion concerning the tax treatment of the Notes for federal income tax purposes. Although no transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision, subject to the assumptions and qualifications set forth below, it is our opinion that, for federal income tax purposes (i) the Senior Notes and the Class R Notes will be treated as indebtedness; (ii) although not free from doubt, the Class E Notes should be treated as indebtedness; and (iii) assuming no election on Form 8832 or a successor form is made to the contrary, the Issuer will not be treated as an association (or a publicly traded partnership) taxable as a corporation.

April 20, 2000
Page 2


     Our opinion is based, in part, upon (i) the agreement of the Issuer, the Servicer, the Indenture Trustee and the Noteholders to treat the Notes for federal, state, local, foreign, and any other tax purposes as indebtedness (and assumed compliance with such agreement) and (ii) our conclusion that the federal income tax treatment of the Notes will be determined based on the economic substance of the transaction resulting from the Indenture. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS"). No ruling on any issue discussed above will be sought from the IRS.

     We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Issuance Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.


                            Very truly yours,

                            /s/ DEWEY BALLANTINE LLP
                            ----------------------------

                                   SCHEDULE I

Copelco Capital Receivables LLC
East Gate Center
700 East Gate Drive
Mount Laurel, New Jersey 08054-5400

Copelco Capital, Inc.
One International Boulevard
Mahwah, NJ 07430

First Union Securities, Inc.
One First Union Center
TW-9
Charlotte, North Carolina 28288

Fitch IBCA, Inc.
One State Street Plaza
New York, New York 10004

Standard & Poor's Rating Services,
   a division of the McGraw Hill Companies
55 Broadway
New York, New York 10041

Moody's Investor's Service, Inc.
99 Church Street
New York, New York 10007